Exhibit 8.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

February 22, 2017

Martin Midstream Partners L.P.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of its common units representing limited partner interests (the “Common Units”). We have also participated in the preparation of the Partnership’s prospectus dated June 8, 2016 (the “Prospectus”) and the Partnership’s prospectus supplement dated February 15, 2017 (the “Prospectus Supplement”) forming part of the Partnership’s Registration Statement on Form S-3 (File No. 333-211407) (the “Registration Statement”). Except as otherwise provided, capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in each of the Prospectus and the Prospectus Supplement.

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Locke Lord LLP with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus, and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the assumptions, qualifications, exceptions and limitations set forth therein, and excepting the representations and statements of fact of the Partnership and its general partner included in the Discussion, as to which we express no opinion.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, Prospectus, and Prospectus Supplement, (ii) certain other filings made by the Partnership with the Securities and Exchange Commission (“SEC”) and (iii) other information provided to us by the Partnership and its general partner. Any inaccuracies of any of the representations, warranties, facts, information, covenants, statements or agreement in the foregoing documents may impact our opinion.

In rendering our opinion, we have relied on the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the IRS and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement could affect our conclusions. An opinion of counsel is not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

February 22, 2017

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing Common Units pursuant to the Registration Statement. We make no undertaking, and expressly disclaim any duty, to supplement or update this opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of our name in the Discussion in the Prospectus and Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP